As filed with the Securities and Exchange Commission on December 6, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Nevada	90-0406406
(State of incorporation)	(IRS Employer Identification No.)

901 West Wall St., 3rd Floor

Midland, TX

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William R. Broaddrick

Chief Financial Officer

6555 S. Lewis Ave, Suite 200

Tulsa, Oklahoma  74136

(918) 499-3880

(Name, address, including zip code, and telephone number, including are code, of agent for service)

With a copy to:

Mark L. Jones

Andrew Campbell

Baker & Hostetler LLP

811 Main Street, Suite 1100

Houston, TX 77002

Telephone: (713) 646-1395

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☒ (Registration No. 333-200324)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, par value $0.001 per share	$3,593,125	$416.44

(1)	This registration statement (this “Registration Statement”) relates to the registration statement on Form S-3 (Registration No. 333-200324) of Ring Energy, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on November 18, 2014 and declared effective on December 3, 2014 (the “Prior Registration Statement”), pursuant to which the Company registered up to a maximum aggregate amount of $200,000,000 of the Company’s common stock. This registration statement is being filed to register up to an additional maximum aggregate amount of the Company’s common stock pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	As of the date of this Registration Statement, the maximum aggregate offering price of securities which remain to be offered pursuant to the Prior Registration Statement is $82,700,000. The maximum aggregate offering price of the additional securities being registered hereby pursuant to Rule 462(b) under the Securities Act is $3,593,125, which represents approximately 4% of the maximum aggregate offering price of securities remaining on the Prior Registration Statement.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

This Registration Statement will become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed by the Company with respect to the registration of an additional maximum aggregate amount of the Company’s common stock, par value $0.001 per share, pursuant to Rule 462(b) under the Securities Act. This Registration Statement relates to the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on December 3, 2014. The Company is filing this Registration Statement for the sole purpose of increasing the maximum aggregate amount of common stock that may be offered by the Company by $3,593,125. Pursuant to Rule 462(b), the contents of the Prior Registration Statement are incorporated by reference into this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on December 6, 2016.

RING ENERGY, INC.

By:	/s/ Kelly Hoffman
	Name:	Kelly Hoffman
	Title:	Chief Executive Officer and Director

By:	/s/ William R. Broaddrick
	Name:	William R. Broaddrick
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Kelly Hoffman	Chief Executive Officer and Director	December 6, 2016
Kelly Hoffman	(Principal Executive Officer)

/s/ William R. Broaddrick	Chief Financial Officer	December 6, 2016
William R. Broaddrick	(Principal Financial and Accounting Officer)

*	Director
Lloyd T. (Tim) Rochford		December 6, 2016

*	Director
Stanley McCabe		December 6, 2016

*	Director
David A. Fowler		December 6, 2016

*	Director
Anthony B. Petrelli		December 6, 2016

*By:	/s/ William R. Broaddrick
William R. Broaddrick
Attorney-in-fact

EXHIBIT INDEX

No.	Description of Document

5.1	Opinion of Dickinson Wright PLLC

23.1	Consent of Eide Bailly LLP

23.2	Consent of Cawley, Gillespie & Associates, Inc.

23.3	Consent of Williamson Petroleum Consultants, Inc.

23.4	Consent of Dickinson Wright PLLC (included in Exhibit 5.1)

24.1	Powers of attorney (included in the signature page to Registration Statement No. 333-200324)